Pricing Supplement dated September 25, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-282565

(To Product Supplement No. WF-2 dated April 13, 2026,

Prospectus Supplement dated November 8, 2024

and Prospectus dated November 8, 2024)

The Bank of Nova Scotia Senior Note Program, Series A Equity Linked Notes

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

■Linked to the lowest performing of the common stock of Broadcom Inc., the Class A common stock of Alphabet Inc. and the Class A common stock of Meta Platforms, Inc. (each referred to as an “Underlying Stock”)

■Unlike ordinary debt securities, the notes do not provide for fixed payments of interest and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the notes pay a contingent coupon payment and whether the notes are automatically called prior to stated maturity will depend, in each case, on the stock closing price of the lowest performing Underlying Stock on the relevant calculation day. The lowest performing Underlying Stock on any calculation day is the Underlying Stock that has the lowest stock closing price on that calculation day as a percentage of its starting price

■Contingent Coupon. The notes will pay a contingent coupon payment on a monthly basis until the earlier of stated maturity or automatic call if, and only if, the stock closing price of the lowest performing Underlying Stock on the calculation day for that month is greater than or equal to its coupon threshold price. However, if the stock closing price of the lowest performing Underlying Stock on a calculation day is less than its coupon threshold price, you will not receive any contingent coupon payment on the related monthly contingent coupon payment date. If the stock closing price of the lowest performing Underlying Stock is less than its coupon threshold price on every calculation day, you will not receive any contingent coupon payments throughout the entire term of the notes. The coupon threshold price for each Underlying Stock is equal to 75.00% of its starting price. The contingent coupon rate is 9.30% per annum

■Automatic Call. If the stock closing price of the lowest performing Underlying Stock on any of the monthly calculation days from September 2027 to August 2031, inclusive, is greater than or equal to its starting price, the notes will be automatically called for the principal amount plus a final contingent coupon payment

■Repayment of the principal amount at maturity regardless of the performance of the lowest performing Underlying Stock (subject to the credit risk of The Bank of Nova Scotia (the “Bank”)

■Your return on the notes will depend solely on the performance of the Underlying Stock that is the lowest performing Underlying Stock on each calculation day. You will not benefit in any way from the performance of a better performing Underlying Stock. Therefore, you will be adversely affected if any Underlying Stock performs poorly, even if another Underlying Stock performs favorably

■All payments on the notes are subject to the credit risk of the Bank

■No exchange listing; designed to be held to maturity

The estimated value of the notes as determined by the Bank as of the pricing date is $934.82 (93.482%) per note. See “The Bank's Estimated Value of the Notes” in this pricing supplement for additional information.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page P-9 herein and “Risk Factors” beginning on page PS-3 of the accompanying product supplement, beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus.

Scotia Capital (USA) Inc., our affiliate, has agreed to purchase the notes from the Bank for distribution to other registered broker dealers including Wells Fargo Securities, LLC (“WFS”). Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. If you are buying notes from Scotia Capital (USA) Inc. or another of its affiliates or agents, this pricing supplement may be used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The notes are senior unsecured debt obligations of the Bank, and, accordingly, all payments are subject to credit risk. The notes are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other governmental agency of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to The Bank of Nova Scotia(2)
Per Note	$1,000.00	$33.25	$966.75
Total	$2,131,000.00	$70,855.75	$2,060,144.25

(1) Scotia Capital (USA) Inc. or one of our affiliates has agreed to purchase the aggregate principal amount of the notes and as part of the distribution, has agreed to sell the notes to WFS at a discount of $33.25 (3.325%) per note. WFS will provide selected dealers, which may include Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $20.00 (2.00%) per note, and WFA may receive a distribution expense fee of $0.75 (0.075%) per note for notes sold by WFA. In respect of certain notes sold in this offering, we will pay a fee of $3.00 (0.30%) per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers. See “Terms of the Notes—Agents” herein and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for additional information.

(2) Excludes any profits from hedging. For additional considerations relating to hedging activities see “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Notes And Any Secondary Market — The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Scotia Capital (USA) Inc. Wells Fargo Securities

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Terms of the Notes
Issuer:	The Bank of Nova Scotia (the “Bank”).
Market Measures:

The common stock of Broadcom Inc., the Class A common stock of Alphabet Inc. and the Class A common stock of Meta Platforms, Inc. (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”).

Pricing Date:	September 25, 2026.
Issue Date:	September 30, 2026.
Original Offering Price:	$1,000 per note.
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Contingent Coupon Payment:

On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the stock closing price of the lowest performing Underlying Stock on the related calculation day is greater than or equal to its coupon threshold price. Each “contingent coupon payment,” if any, will be calculated per note as follows: ($1,000 × contingent coupon rate) / 12. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

If the stock closing price of the lowest performing Underlying Stock on any calculation day is less than its coupon threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the stock closing price of the lowest performing Underlying Stock is less than its coupon threshold price on all calculation days, you will not receive any contingent coupon payments over the term of the notes.

Contingent Coupon Payment Dates:

Monthly, on the third business day following each calculation day (as each such calculation day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable); provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.

Contingent Coupon Rate:	The “contingent coupon rate” is 9.30% per annum.
Automatic Call:

If the stock closing price of the lowest performing Underlying Stock on any of the monthly calculation days from September 2027 to August 2031, inclusive, is greater than or equal to its starting price, the notes will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per note in U.S. dollars equal to the principal amount plus a final contingent coupon payment. The notes will not be subject to an automatic call until the twelfth calculation day, which is approximately twelve months after the issue date.

If the notes are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the notes after such call settlement date. You will not receive any notice from us if the notes are automatically called.

Calculation Days:

Monthly, on the 25th day of each calendar month, commencing in October 2026 and ending in September 2031, each subject to postponement as described below under “—Market Disruption Events and Postponement Provisions.” We refer to the calculation day scheduled to occur in September 2031 (September 25, 2031) as the “final calculation day.”

Call Settlement Date:	Three business days after the applicable calculation day (as each such calculation day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).
Stated Maturity Date:	September 30, 2031, subject to postponement. The notes are not subject to repayment at the option of any holder of the notes prior to the stated maturity date.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Maturity Payment Amount:

If the notes are not automatically called prior to the stated maturity date, you will be entitled to receive on the stated maturity date a cash payment per note in U.S. dollars equal to the maturity payment amount (in addition to the final contingent coupon payment, if any). The “maturity payment amount” per note will equal $1,000.

Any return on the notes will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Underlying Stock. All payments on the notes are subject to the credit risk of the Bank.

Lowest Performing Underlying Stock:	For any calculation day, the “lowest performing Underlying Stock” will be the Underlying Stock with the lowest performance factor on that calculation day.
Performance Factor:	With respect to an Underlying Stock on any calculation day, its stock closing price on such calculation day divided by its starting price (expressed as a percentage).
Stock Closing Price:

With respect to each Underlying Stock, stock closing price and adjustment factor have the meanings set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement.

Starting Price:

With respect to the common stock of Broadcom Inc.: $352.81, its stock closing price on the pricing date.

With respect to the Class A common stock of Alphabet Inc.: $343.92, its stock closing price on the pricing date.

With respect to the Class A common stock of Meta Platforms, Inc.: $751.66, its stock closing price on the pricing date.

Ending Price:	The “ending price” of an Underlying Stock will be its stock closing price on the final calculation day.
Coupon Threshold Price:

With respect to the common stock of Broadcom Inc.: $264.6075, which is equal to 75.00% of its starting price.

With respect to the Class A common stock of Alphabet Inc.: $257.94, which is equal to 75.00% of its starting price.

With respect to the Class A common stock of Meta Platforms, Inc.: $563.745, which is equal to 75.00% of its starting price.

Market Disruption Events and Postponement Provisions:

Each calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the calculation days and the stated maturity date, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Notes—Certain Terms for Notes Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Material Tax Consequences:

For a discussion of Canadian income tax considerations to a holder of owning the notes, see “Canadian Income Tax Consequences” herein. For a discussion of United States federal income and certain estate tax considerations to a holder's ownership and disposition of the notes, see “Material U.S. Federal Income Tax Consequences” herein.

Tax Redemption:

The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Tax Redemption” in the accompanying product supplement.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Agents:

Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC.

Scotia Capital (USA) Inc. or one of our affiliates has agreed to purchase the aggregate principal amount of the notes and as part of the distribution, has agreed to sell the notes to WFS at a discount of $33.25 (3.325%) per note. WFS will provide selected dealers, which may include WFA, with a selling concession of $20.00 (2.00%) per note, and WFA may receive a distribution expense fee of $0.75 (0.075%) per note for notes sold by WFA.

In addition, in respect of certain notes sold in this offering, we will pay a fee of $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

See also “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The price at which you purchase the notes includes costs that the Bank, the Agents or their respective affiliates expect to incur and profits that the Bank, the Agents or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the pricing date. See “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Notes And Any Secondary Market — The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Status:

The notes will constitute direct, senior, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, senior, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.

Listing:	The notes will not be listed on any securities exchange or automated quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	The Depository Trust Company
Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	06419TXH6 / US06419TXH66

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Additional Information about the Issuer and the Notes

You should read this pricing supplement together with product supplement No. WF-2 dated April 13, 2026, the prospectus supplement dated November 8, 2024 and the prospectus dated November 8, 2024 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus. In the event of any conflict, this pricing supplement will control. The notes may vary from the terms described in the accompanying product supplement, prospectus supplement and prospectus in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

• Product Supplement No. WF-2 dated April 13, 2026:

http://www.sec.gov/Archives/edgar/data/9631/000183988226019971/bns_424b2-10778.htm

• Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

• Prospectus dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Estimated Value of the Notes

The Bank's estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank's estimated value does not represent a minimum price at which the Bank would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Notes And Any Secondary Market — The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank's internal pricing model. This model is dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank's estimated value of the notes was determined when the terms of the notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Notes And Any Secondary Market — The Bank’s Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates.”

The Bank's estimated value of the notes is lower than the original offering price of the notes because costs associated with selling, structuring and hedging the notes are included in the original offering price of the notes. These costs include the selling commissions paid to the Agents and other affiliated or unaffiliated dealers, the projected profits that we or our hedge provider expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your notes. We pay to such hedge provider amounts based on, but at a discount to, what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, such hedge provider pays to us the amount we owe under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Notes And Any Secondary Market — The Bank’s Estimated Value Of The Notes Is Lower Than The Original Offering Price Of The Notes” in this pricing supplement.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:

￭seek an investment with contingent coupon payments at a rate of 9.30% per annum until the earlier of stated maturity or automatic call, if, and only if, the stock closing price of the lowest performing Underlying Stock on the applicable calculation day is greater than or equal to 75.00% of its starting price;

￭understand that if the ending price of the lowest performing Underlying Stock on the final calculation day has declined by more than 25.00% from its starting price, they will receive no positive return on the notes at stated maturity;

￭are willing to accept the risk that they may receive few or no contingent coupon payments over the term of the notes;

￭understand that the securities may be automatically called prior to stated maturity and that the term of the securities may be as short as approximately twelve months;

￭understand that the return on the notes will depend solely on the performance of the Underlying Stock that is the lowest performing Underlying Stock on each calculation day and that they will not benefit in any way from the performance of a better performing Underlying Stock;

￭understand that the notes are riskier than alternative investments linked to only one of the Underlying Stocks or linked to a basket composed of each Underlying Stock;

￭understand and are willing to accept the downside risks of each Underlying Stock;

￭are willing to forgo participation in any appreciation of any Underlying Stock and dividends on any Underlying Stock; and

￭are willing to hold the notes until maturity.

The notes may not be an appropriate investment for investors who:

￭seek a liquid investment or are unable or unwilling to hold the notes to maturity;

￭seek a note with a fixed term;

￭are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price;

￭seek certainty of current income over the term of the notes;

￭seek exposure to the upside performance of any or each Underlying Stock;

￭seek exposure to a basket composed of each Underlying Stock or a similar investment in which the overall return is based on a blend of the performances of the Underlying Stocks, rather than solely on the lowest performing Underlying Stock;

￭are unwilling to accept the risk of exposure to the Underlying Stocks;

￭are unwilling to accept the credit risk of the Bank; or

￭prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the Underlying Stocks, please see the section titled “The Underlying Stocks” below.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Determining Payment On A Contingent Coupon Payment Date and at Maturity

If the notes have not been previously automatically called, on each contingent coupon payment date, you will either receive a contingent coupon payment or you will not receive a contingent coupon payment, depending on the stock closing price of the lowest performing Underlying Stock on the related calculation day.

Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the relevant calculation day. The lowest performing Underlying Stock on any calculation day is the Underlying Stock with the lowest performance factor on that calculation day. The performance factor of an Underlying Stock on a calculation day is its stock closing price on that calculation day as a percentage of its starting price (i.e., its stock closing price on that calculation day divided by its starting price).

Step 2: Determine whether a contingent coupon payment is paid on the applicable contingent coupon payment date based on the stock closing price of the lowest performing Underlying Stock on the relevant calculation day, as follows:

If the notes have not been automatically called prior to the stated maturity date, then at maturity you will receive (in addition to the final contingent coupon payment, if any) a cash payment per note (the maturity payment amount) of $1,000.

Any return on the notes will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Underlying Stock. All payments on the notes are subject to the credit risk of the Bank.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Selected Risk Considerations

The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of the risks relating to the notes generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the notes in light of your particular circumstances.

Risks Relating To The Notes Generally

Any Return On The Notes Will Be Limited To The Sum Of The Contingent Coupon Payments, If Any.

Assuming your notes are not automatically called, the maturity payment amount will be limited to the principal amount and you will not participate in any increase in the price of any Underlying Stock over the term of the notes. Your maximum possible return on the notes will be limited to the sum of the contingent coupon payments you receive, if any. Consequently, your return on the notes may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the price of any or each Underlying Stock. In addition, your yield on the notes, taking into account any contingent coupon payments you may have received during the term of the notes, may be less than the yield you would earn if you bought a traditional interest-bearing debt security of the Bank or another issuer with a similar credit rating.

The Notes Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Notes.

On each contingent coupon payment date you will receive a contingent coupon payment if, and only if, the stock closing price of the lowest performing Underlying Stock on the related calculation day is greater than or equal to its coupon threshold price. The coupon threshold price for each Underlying Stock is 75.00% of its starting price. If the stock closing price of the lowest performing Underlying Stock on any calculation day is less than its coupon threshold price, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the stock closing price of the lowest performing Underlying Stock is less than its coupon threshold price on each calculation day over the term of the notes, you will not receive any contingent coupon payments over the entire term of the notes.

The Notes Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If Another Underlying Stock Performs Favorably.

You are subject to the full risks of each Underlying Stock. If any Underlying Stock performs poorly, you will be negatively affected, even if another Underlying Stock performs favorably. The notes are not linked to a basket composed of the Underlying Stocks, where the better performance of an Underlying Stock could offset the poor performance of another. Instead, you are subject to the full risks of whichever Underlying Stock is the lowest performing Underlying Stock on each calculation day. As a result, the notes are riskier than an alternative investment linked to only one of the Underlying Stocks or linked to a basket composed of each Underlying Stock. You should not invest in the notes unless you understand and are willing to accept the downside risks of each Underlying Stock.

Your Return On The Notes Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of A Better Performing Underlying Stock.

Your return on the notes will depend solely on the performance of the Underlying Stock that is the lowest performing Underlying Stock on each calculation day. Although it is necessary for each Underlying Stock to close above its respective coupon threshold price on the relevant calculation day in order for you to receive a contingent coupon payment, you will not benefit in any way from the performance of a better performing Underlying Stock. The notes may underperform an alternative investment linked to a basket composed of the Underlying Stocks, since in such case the performance of any better performing Underlying Stock(s) would be blended with the performance of the lowest performing Underlying Stock, resulting in a better return than the return of the lowest performing Underlying Stock alone.

You Will Be Subject To Risks Resulting From The Relationship Among The Underlying Stocks.

It is preferable from your perspective for the Underlying Stocks to be correlated with each other so that their prices will tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the Underlying Stocks will not exhibit this relationship. The less correlated the Underlying Stocks, the more likely it is that any one of the Underlying Stocks will be performing poorly at any time over the term of the notes. All that is necessary for the notes to perform poorly is for one of the Underlying Stocks to perform poorly; the performance of a better performing Underlying Stock is not relevant to your return on the notes. It is impossible to predict what the relationship among the Underlying Stocks will be over the term of the notes. To the extent the Underlying Stocks represent a different equity market, such equity markets may not perform similarly over the term of the notes.

You Will Not Participate In Any Positive Performance Of Any Underlying Stock.

You will not participate in any increase in the price of any Underlying Stock over the term of the notes. Your maximum possible return on the notes will be limited to the sum of the contingent coupon payments you receive, if any. Consequently, your return on the notes may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the price of any or each Underlying Stock.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Higher Contingent Coupon Rates Are Associated With Greater Risk.

The notes offer contingent coupon payments at a higher rate, if paid, than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential contingent coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates. The volatility of the Underlying Stocks and the correlation among the Underlying Stocks are important factors affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the price of an Underlying Stock, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Correlation is a measurement of the extent to which the prices of the Underlying Stocks tend to fluctuate at the same time, in the same direction and in similar magnitudes. Greater expected volatility of the Underlying Stocks or lower expected correlation among the Underlying Stocks as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the stock closing price of at least one Underlying Stock will be less than its coupon threshold price on one or more calculation days, such that you will not receive one or more, or any, contingent coupon payments during the term of the notes. In general, the higher the contingent coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will not receive one or more, or any, contingent coupon payments during the term of the notes.

You Will Be Subject To Reinvestment Risk.

If your notes are automatically called, the term of the notes may be reduced to as short as approximately twelve months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity.

Risks Relating To An Investment In The Bank’s Debt Securities, Including The Notes

Your Investment Is Subject To The Credit Risk Of The Bank.

The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, product supplement and prospectus supplement, the notes will rank on a parity with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including the maturity payment amount, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to maturity, you may receive substantially less than the principal amount of your notes.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original offering price, since secondary market prices are likely to exclude discounts and underwriting commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original offering price. The cost of hedging includes the projected profit that we or our hedge provider may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your notes. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. or WFS as a result of dealer discounts, mark-ups or other transaction costs.

WFS has advised us that if it or any of its affiliates makes a secondary market in the notes at any time up to the issue date or during the 5-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it or any of its affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 5-month period. If you hold the notes through an account at WFS or any of its affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the notes on your brokerage account statement.

The Bank’s Estimated Value Of The Notes Is Lower Than The Original Offering Price Of The Notes.

The Bank's estimated value is only an estimate using several factors. The original offering price of the notes exceeds the Bank's estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the original offering price of the notes. These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the notes. See “The Bank's Estimated Value of the Notes” in this pricing supplement.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

The Bank's Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others' Estimates.

The Bank's estimated value of the notes was determined by reference to the Bank's internal pricing models when the terms of the notes were set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors as well as an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your notes. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the Bank's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy notes from you in secondary market transactions. See “The Bank's Estimated Value of the Notes” in this pricing supplement.

The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate has an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Bank's Estimated Value of the Notes” in this pricing supplement.

If The Prices Of The Underlying Stocks Change, The Market Value Of Your Notes May Not Change In The Same Manner.

Your notes may trade quite differently from the performance of the Underlying Stocks. Changes in the prices of the Underlying Stocks may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— Risks Relating To The Estimated Value Of The Notes And Any Secondary Market — The Price at Which the Notes May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” herein.

The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the prices of the Underlying Stocks over the full term of the note, (ii) volatility of the prices of the Underlying Stocks and the market's perception of future volatility of the prices of the Underlying Stocks, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the Underlying Stocks and (vi) time remaining to maturity. In particular, because the provisions of the notes relating to the automatic call feature, the contingent coupon payment feature and the maturity payment amount behave like options, the value of the note will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated prices of the Underlying Stocks and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100.00% of the original offering price if you sell your notes prior to maturity.

The Notes Lack Liquidity.

The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the notes from you. If at any time Scotia Capital (USA) Inc. was not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

Risks Relating To The Underlying Stocks

The Notes Will Be Subject To Single Stock Risk.

The price of an Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer (each, an “Underlying Stock Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic, political and other conditions.

Any Payments On The Notes And Whether The Notes Are Automatically Called Will Depend Upon The Performance Of The Underlying Stocks And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

●Investing In The Notes Is Not The Same As Investing In Any Market Measure. Investing in the notes is not equivalent to investing in the Underlying Stocks. As an investor in the notes, your return will not reflect the return you would realize if you actually owned and held the Underlying Stocks for a period similar to the term of the notes because you will not receive any dividend payments, distributions or any other payments paid on the Underlying Stocks. As a holder of the notes, you will not have any voting rights or any other rights that holders of the Underlying Stocks would have.

●Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Notes.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

●The Notes May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.

●We, The Agents And Our Or Their Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.

●None Of Us, The Agents Or Our Or Their Respective Affiliates Have Any Affiliation With Any Underlying Stock Issuer Or Have Independently Verified Their Public Disclosure Of Information.

●You Have Limited Anti-dilution Protection.

Risks Relating To Hedging Activities And Conflicts Of Interest

A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Notes To You.

If any dealer participating in the distribution of the notes (referred to as a “participating dealer”) or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliate will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession and/or any distribution expense fee for the sale of the notes to you, this projected profit will be in addition to the concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the notes to you.

●Hedging Activities By The Bank And/Or The Agents May Negatively Impact Investors In The Notes And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Notes.

●Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Notes.

●The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Notes Included In An Index Or Held By A Fund.

●Other Investors In The Notes May Not Have The Same Interests As You.

●There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

A Contingent Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

A calculation day (including the final calculation day) with respect to any Underlying Stock will be postponed if the applicable originally scheduled calculation day is not a trading day with respect to any Underlying Stock or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to that Underlying Stock on that calculation day. If such a postponement occurs with respect to a calculation day other than the final calculation day, then the related contingent coupon payment date or call settlement date, as applicable, will be the business day that follows such postponed calculation day by a number of business days equal to the number of business days between the originally scheduled calculation day and the originally scheduled contingent coupon payment date or call settlement date, as applicable. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the last final calculation day as postponed.

Risks Relating To Canadian And U.S. Federal Income Taxation

The Bank Intends to Treat the Notes as Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes.

Because the Bank intends to treat the notes as contingent payment debt instruments (“CPDI”) for U.S. federal income tax purposes, if you are a U.S. holder, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, subject to any positive or negative adjustments based on the actual payments on the notes. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to the maturity date and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the taxable disposition of the notes will be taxed as ordinary interest income. If you purchased the notes in the secondary market, the tax consequences to you may be different.

Please see the section entitled “Material U.S. Federal Income Tax Consequences” herein for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

The Tax Consequences Of An Investment In The Notes Are Unclear.

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Hypothetical Contingent Coupon Payments

Set forth below are examples that illustrate how to determine whether a contingent coupon payment will be paid and whether the notes will be automatically called, if applicable, on a contingent coupon payment date prior to the stated maturity date. The examples do not reflect any specific contingent coupon payment date. The following examples assume that the notes are subject to an automatic call on the applicable calculation day. The notes will not be subject to an automatic call until the twelfth calculation day, which is approximately twelve months after the issue date. The following examples reflect the contingent coupon rate of 9.30% per annum and assume the hypothetical starting price, coupon threshold price and stock closing prices for each Underlying Stock indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual starting price or coupon threshold price. The hypothetical starting price of $100.00 for each Underlying Stock has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and coupon threshold price for each Underlying Stock were determined on the pricing date and are set forth under “Terms of the Notes” above. For historical data regarding the actual closing prices of the Underlying Stocks, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The stock closing price of the lowest performing Underlying Stock on the relevant calculation day is greater than or equal to its coupon threshold price and less than its starting price. As a result, investors receive a contingent coupon payment on the applicable contingent coupon payment date and the notes are not automatically called.

	Common stock of Broadcom Inc.	Class A common stock of Alphabet Inc.	Class A common stock of Meta Platforms, Inc.
Hypothetical starting price:	$100.00	$100.00	$100.00
Hypothetical stock closing price on the relevant calculation day:	$95.00	$80.00	$90.00
Hypothetical coupon threshold price:	$75.00	$75.00	$75.00
Performance factor (stock closing price on calculation day divided by starting price):	95.00%	80.00%	90.00%

Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the relevant calculation day.

In this example, the Class A common stock of Alphabet Inc. has the lowest performance factor and is, therefore, the lowest performing Underlying Stock on the relevant calculation day.

Step 2: Determine whether a contingent coupon payment will be paid and whether the notes will be automatically called on the applicable contingent coupon payment date.

Since the hypothetical stock closing price of the lowest performing Underlying Stock on the relevant calculation day is greater than or equal to its coupon threshold price, but less than its starting price, you would receive a contingent coupon payment on the applicable contingent coupon payment date and the notes would not be automatically called. The contingent coupon payment would be equal to $7.75 per note, determined as follows: (i) $1,000 multiplied by 9.30% per annum divided by (ii) 12, rounded to the nearest cent.

Example 2. The stock closing price of the lowest performing Underlying Stock on the relevant calculation day is less than its coupon threshold price. As a result, investors do not receive a contingent coupon payment on the applicable contingent coupon payment date and the notes are not automatically called.

	Common stock of Broadcom Inc.	Class A common stock of Alphabet Inc.	Class A common stock of Meta Platforms, Inc.
Hypothetical starting price:	$100.00	$100.00	$100.00
Hypothetical stock closing price on the relevant calculation day:	$71.25	$115.00	$110.00
Hypothetical coupon threshold price:	$75.00	$75.00	$75.00
Performance factor (stock closing price on calculation day divided by starting price):	71.25%	115.00%	110.00%

Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the relevant calculation day.

In this example, the common stock of Broadcom Inc. has the lowest performance factor and is, therefore, the lowest performing Underlying Stock on the relevant calculation day.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Step 2: Determine whether a contingent coupon payment will be paid and whether the notes will be automatically called on the applicable contingent coupon payment date.

Since the hypothetical stock closing price of the lowest performing Underlying Stock on the relevant calculation day is less than its coupon threshold price, you would not receive a contingent coupon payment on the applicable contingent coupon payment date. In addition, the notes would not be automatically called, even though the stock closing price of a better performing Underlying Stock on the relevant calculation day is greater than or equal to its starting price. As this example illustrates, whether you receive a contingent coupon payment and whether the notes are automatically called on a contingent coupon payment date will depend solely on the stock closing price of the lowest performing Underlying Stock on the relevant calculation day. The performance of a better performing Underlying Stock is not relevant to your return on the notes.

Example 3. The stock closing price of the lowest performing Underlying Stock on the relevant calculation day is greater than or equal to its starting price. As a result, the notes are automatically called on the applicable contingent coupon payment date for the principal amount plus a final contingent coupon payment.

	Common stock of Broadcom Inc.	Class A common stock of Alphabet Inc.	Class A common stock of Meta Platforms, Inc.
Hypothetical starting price:	$100.00	$100.00	$100.00
Hypothetical stock closing price on the relevant calculation day:	$120.00	$110.00	$105.00
Hypothetical coupon threshold price:	$75.00	$75.00	$75.00
Performance factor (stock closing price on calculation day divided by starting price):	120.00%	110.00%	105.00%

Step 1: Determine which Underlying Stock is the lowest performing Underlying Stock on the relevant calculation day.

In this example, the Class A common stock of Meta Platforms, Inc. has the lowest performance factor and is, therefore, the lowest performing Underlying Stock on the relevant calculation day.

Step 2: Determine whether a contingent coupon payment will be paid and whether the notes will be automatically called on the applicable contingent coupon payment date.

Since the hypothetical stock closing price of the lowest performing Underlying Stock on the relevant calculation day is greater than or equal to its starting price, the notes would be automatically called and you would receive the principal amount plus a final contingent coupon payment on the applicable contingent coupon payment date, which is also referred to as the call settlement date. On the call settlement date, you would receive $1,007.75 per note.

You will not receive any further payments after the call settlement date.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

The Underlying Stocks

Broadcom Inc.

According to publicly available information, Broadcom Inc. (“Broadcom”) is a designer, developer and supplier of semiconductor devices. Information filed by Broadcom with the SEC can be located by reference to its SEC file number: 001-38449, or its CIK Code: 0001730168. Broadcom’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AVGO”.

Historical Information

We obtained the closing prices of the Underlying Stock in the graph below from Bloomberg Professional® service (“Bloomberg”), without independent verification.

The following graph sets forth daily closing prices of the common stock of Broadcom for the period from January 1, 2021 to September 25, 2026. The closing price on September 25, 2026 was $352.81. The historical performance of an Underlying Stock should not be taken as an indication of its future performance during the term of the notes.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the Underlying Stock should not be taken as an indication of its future performance, and no assurance can be given as to the stock closing price of the Underlying Stock on any calculation day or its ending price. We cannot give you assurance that the performance of the Underlying Stock will result in any positive return on your investment.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Alphabet Inc.

According to publicly available information, Alphabet Inc. (“Alphabet”) is a parent holding company of Google LLC that provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. Information filed by Alphabet with the SEC can be located by reference to its SEC file number: 001-37580, or its CIK Code: 0001652044. Alphabet’s Class A common stock is listed on the Nasdaq Global Select Market under the ticker symbol “GOOGL”.

Historical Information

We obtained the closing prices of the Underlying Stock in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the Class A common stock of Alphabet for the period from January 1, 2021 to September 25, 2026. The closing price on September 25, 2026 was $343.92. The historical performance of an Underlying Stock should not be taken as an indication of its future performance during the term of the notes.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the Underlying Stock should not be taken as an indication of its future performance, and no assurance can be given as to the stock closing price of the Underlying Stock on any calculation day or its ending price. We cannot give you assurance that the performance of the Underlying Stock will result in any positive return on your investment.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Meta Platforms, Inc.

According to publicly available information, Meta Platforms, Inc. (“Meta”) provides online and digital products for people to connect and share through mobile devices, personal computers and other devices. Information filed by Meta with the SEC can be located by reference to its SEC file number: 001-35551, or its CIK Code: 0001326801. Meta’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “META”.

Historical Information

We obtained the closing prices of the Underlying Stock in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the Class A common stock of Meta for the period from January 1, 2021 to September 25, 2026. The closing price on September 25, 2026 was $751.66. The historical performance of an Underlying Stock should not be taken as an indication of its future performance during the term of the notes.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the Underlying Stock should not be taken as an indication of its future performance, and no assurance can be given as to the stock closing price of the Underlying Stock on any calculation day or its ending price. We cannot give you assurance that the performance of the Underlying Stock will result in any positive return on your investment.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Considerations” in the accompanying product supplement.

In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be a deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

Material U.S. Federal Income Tax Consequences

You should carefully review the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, regarding the material U.S. federal income and certain estate tax consequences of owning and disposing of the notes.

Due to the absence of statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of notes with terms that are substantially the same as the notes, no assurance can be given that the Internal Revenue Service (“IRS”) or a court will agree with the tax treatment described herein. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the notes as CPDI subject to taxation under the “noncontingent bond method.” If your notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield” as determined by us (adjusted for the length of the accrual period), as applied to the adjusted issue price (as defined below) of the notes at the beginning of each accrual period, subject to certain adjustments to reflect the difference between the actual and “projected” amounts of any payments you receive during the taxable year. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the note, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash and the possibility that your taxable income in any taxable year may differ significantly from the contingent interest payments, if any, you receive in that taxable year.

In general, the comparable yield of a CPDI is equal to the yield as of the issue date of the CPDI at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the original issue date and the spread. However, a special rule provides that the comparable yield may not be less than the “applicable federal rate” published by the U.S. Department of the Treasury (the “Treasury”). Although it is not clear how the comparable yield should be determined for instruments that may be automatically called before maturity, our determination of the comparable yield is based on the maturity date.

The adjusted issue price of a CPDI at the beginning of each accrual period is generally equal to the issue price of the CPDI plus the amount of OID previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the amount of any noncontingent coupon payment and the projected amounts of any contingent coupon payments previously made on the CPDI (without regard to actual amounts paid). The projected payment schedule remains fixed throughout the term of the CPDI.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes all noncontingent coupon payments, and the projected amount for contingent coupon payments to be made under the CPDI, adjusted to produce the comparable yield.

A U.S. holder of the notes is required to use our projected payment schedule to determine its OID accruals and adjustments unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount(s) that we will pay on a note.

If the actual amount of the contingent coupon payments that a U.S. holder receives during a taxable year are different from the amount reflected in the projected payment schedule, then the U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method with respect to such taxable year. Adjustments arising from contingent coupon payments that are greater than the assumed amounts of those payments are referred to as “positive adjustments”; adjustments arising from contingent coupon payments that are less than the assumed amounts are referred to as “negative adjustments”. Positive and negative adjustments are netted for each taxable year with respect to each note. Any net positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on a note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued on the note in prior years. The balance, if any, is treated as a negative adjustment on the note in subsequent taxable years and, to the extent that it has not previously been taken into account, reduces the amount realized upon a taxable disposition of the note.

We have determined that the comparable yield for the notes is equal to 5.689% per annum, compounded monthly. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of the following payments.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Payment Date	Amount	Payment Date	Amount	Payment Date	Amount
10/29/2026	$21.31	6/29/2028	$2.47	2/28/2030	$0.87
12/1/2026	$19.94	7/28/2028	$2.27	3/28/2030	$0.81
12/31/2026	$18.40	8/30/2028	$2.10	4/30/2030	$0.81
1/28/2027	$17.33	9/28/2028	$1.96	5/31/2030	$0.79
3/2/2027	$16.07	10/30/2028	$1.82	6/28/2030	$0.76
3/31/2027	$15.09	11/30/2028	$1.74	7/30/2030	$0.70
4/29/2027	$14.33	12/29/2028	$1.60	8/29/2030	$0.70
5/28/2027	$13.69	1/30/2029	$1.51	9/30/2030	$0.67
6/30/2027	$13.04	3/1/2029	$1.46	10/30/2030	$0.65
7/29/2027	$12.56	3/29/2029	$1.35	11/29/2030	$0.65
8/30/2027	$12.17	4/30/2029	$1.29	12/31/2030	$0.62
9/30/2027	$11.72	5/31/2029	$1.23	1/30/2031	$0.62
10/28/2027	$6.62	6/28/2029	$1.18	2/28/2031	$0.59
12/1/2027	$5.50	7/30/2029	$1.12	3/28/2031	$0.56
12/30/2027	$4.66	8/30/2029	$1.09	4/30/2031	$0.56
1/28/2028	$4.09	9/28/2029	$1.04	5/30/2031	$0.53
3/1/2028	$3.67	10/30/2029	$1.01	6/30/2031	$0.53
3/30/2028	$3.25	11/29/2029	$0.95	7/30/2031	$0.50
4/28/2028	$2.94	12/31/2029	$0.90	8/28/2031	$0.50
5/31/2028	$2.69	1/30/2030	$0.90	9/30/2031	$1,000.48

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $1,000 Note) as of End of Accrual Period
Issue Date through March 31, 2027	$27.69	$27.69
March 31, 2027 through September 30, 2027	$25.49	$53.19
September 30, 2027 through March 31, 2028	$24.58	$77.77
March 31, 2028 through September 30, 2028	$24.55	$102.32
September 30, 2028 through March 31, 2029	$25.19	$127.52
March 31, 2029 through September 30, 2029	$25.39	$152.91
September 30, 2029 through March 31, 2030	$25.94	$178.85
March 31, 2030 through September 30, 2030	$26.99	$205.84
September 30, 2030 through March 31, 2031	$26.89	$232.73
March 31, 2031 through Maturity Date	$28.34	$261.07

In general, a U.S. holder’s basis in a CPDI is increased by any OID previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the amount of any noncontingent payment and the projected amounts of any contingent payments previously made on the CPDI (without regard to actual amounts paid). Gain on the taxable disposition (including cash settlement) of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases notes at a price other than the adjusted Issue price of the note as determined for tax purposes.

A U.S. holder that purchases a note for an amount other than the Issue price of the note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase notes at other than the Issue price of the note should consult their tax advisor regarding these adjustments.

Investors should consult their tax advisor with respect to the application of the CPDI provisions to the notes. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, each as discussed below, gain realized from the taxable disposition of your notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any Underlying Stock Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a note upon a taxable disposition of the note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI in light of their individual circumstances, including any other interest they may have in a relevant issuer.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2029.

Based on our determination that the notes are not “delta-one” with respect to the Underlying Stocks, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we or our agents, including WFS, will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Underlying Stocks or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the Underlying Stocks or the notes. If you enter, or have entered, into other transactions in respect of the Underlying Stocks or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

FATCA. As discussed in the accompanying product supplement, FATCA generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. If you are a non-U.S. holder, you should consult your tax advisor regarding the potential application of FATCA to the notes, including the availability of certain refunds or credits. If withholding is required, we (or our agents, including WFS) will not be required to pay additional amounts with respect to the amounts so withheld.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. Notes may be subject to U.S. federal estate tax if an individual non-U.S. holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes holds the notes at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

Market Linked Notes—Auto-Callable with Contingent Coupon and Principal Return at Maturity
Notes Linked to the Lowest Performing of the Common Stock of Broadcom Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. due September 30, 2031

Validity of the Securities

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the Bank, when the securities offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the securities will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the securities, authentication of the securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated October 9, 2024 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on October 9, 2024.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the securities have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 9, 2024, which has been filed as Exhibit 5.2 to the Bank’s Form F-3 filed with the SEC on October 9, 2024.